EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives Two New Patents from U.S. Patent Office Expanding Its Cox and M2M/IoT Patent Portfolios

New York, New York – August 22, 2018 – Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent No. 10,057,059 ("Systems and Methods for "Machine-to-Machine" (M2M) Communications Between Modules, Servers, and an Application using Public Key Infrastructure (PKI)"),  and U.S. Patent No. 10,057,408 ("Methods For Using Extracted Feature Vectors To Perform An Action Associated With A Work Identifier"). The claims in the newly issued '059 patent are generally directed towards methods of communication between Machine to Machine modules and servers.  The claims of the newly issued '408 patent are generally directed towards methods of content identification and performance of actions following therefrom.

The newly issued '059 patent arises from a patent application contained in the M2M/IoT patent portfolio acquired by Network-1 in December 2017 (the "M2M/IoT Patent Portfolio"). The M2M/IoT Patent Portfolio relates to, among other things, the enabling technology for authenticating and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones. With this latest issuance, the M2M/IoT Patent Portfolio now includes seventeen (17) issued U.S. patents and five (5) pending U.S. patent applications, plus seven (7) additional pending non-U.S. patent applications. Network-1 anticipates further issuances of additional claims for its M2M/IoT Patent Portfolio.

The newly issued '408 patent arises from a patent application contained in the patent portfolio acquired by Network-1 from Professor Ingemar Cox in 2013 (the "Cox Patent Portfolio") The Cox Patent Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification including, among others, the insertion of advertisements and the facilitation of the purchase of goods and services relating to the media content.  Since December 2016, Network-1 has received twelve (12) new patents in the Cox Patent Portfolio.  Since the acquisition of the Cox Patent Portfolio, Network-1 has filed twenty-four (24) additional patent applications, eighteen (18) of which have been issued bringing the total Cox Patent Portfolio of granted patents to twenty-four (24).  Five (5) applications relating to the original specification are still pending and Network-1 anticipates further issuances of additional claims for its Cox Patent Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-seven (57) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $141,000,000 from May 2007 through June 30, 2018. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the material adverse effect on Network-1's business, results of operation and cash-flow if the District Court issues an order confirming the HP Jury Verdict and finding certain claims of the Remote Power Patent obvious (invalid) and Network-1 is unable to overturn the District Court order on appeal to the Federal Circuit, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network‑1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770